Exhibit 10.17

March 13, 2013

Doug R. Carlson

***

Re:                             Employment Agreement

Dear Doug:

The letter agreement (“Agreement”) states the terms of your employment as Vice President, Business Development, for Collegium Pharmaceutical, Inc., a Delaware corporation (hereafter, “Collegium” or “Company”).

1.                                      Title; At-Will Employment.

(a)                                 As Vice President, Business Development, you shall be responsible for the duties normally associated with the position of Vice President, Business Development.  In addition, you will be responsible such other duties as may be reasonably assigned or delegated to you from time to time by the Company’s Chief Executive Officer.  In this capacity you shall report directly to the Chief Executive Officer of the Company or such other officer as directed by the Company’s Board of Directors (the “Board”).

(b)                                 This Agreement is not a guaranty of employment or a contract of employment and both you and Collegium are free to conclude this “at will” employment relationship at any time, with or without cause, for any reason or no reason.

2.                                      Compensation.

(a)                                 Salary.  Your semi-monthly salary rate will be $9,375 (for an annualized salary of $225,000).   Your salary shall be paid in accordance with Collegium’s standard payroll schedule and shall be subject to applicable withholding and other legal deductions.  You will be eligible for annual salary increases at the sole discretion of the Board.

(b)                                 Bonus.

Annual Performance Bonus.  You shall be eligible to receive an annual incentive bonus up to 25% of your base annualized salary, which shall be payable to you when annual bonuses are payable to other senior executives of the Company.  The goals and criteria for determining bonus eligibility shall be submitted by the Chief Executive Officer to the Compensation Committee of the Board for approval as part of the annual business planning process, and bonus determinations, including without limitation your attainment of applicable goals and criteria, shall be made by the Compensation Committee of the Board in its sole discretion.  You must be employed at the Company to receive such bonus payments.  Any bonus shall be subject to applicable withholding and other legal deductions and your bonus eligibility for the first year will be prorated due to your starting in the middle of the current calendar year.

Supplemental Bonus.  You will be paid a bonus of $15,000 after 3 months of employment with the Company and an additional bonus of $15,000 after 12 months of employment.  You must be employed at the Company to receive the foregoing bonus payments.  Any bonus shall be subject to applicable withholding and other legal deductions.

(c)                              Stock Option Awards.

Standard Vesting Option.  Subject to approval by the Board, the Company will grant to you a stock option to purchase up to 350,000 shares of the Company’s Common Stock (subject to adjustment for stock splits, combinations, or other recapitalizations).  The option shall be an incentive stock option. Subject to your continued employment with the Company, the option will vest (i.e., become exercisable) over a period of four years with 1/4th of the shares vesting on the first anniversary of your date of hire and 1/48th of the shares at the end of each monthly period thereafter; provided, however, upon the closing of a Sale Event (as defined below), all of the then unvested shares shall become fully vested and exercisable. The option will also be subject to the terms of the Company’s 2012 Stock Incentive Plan, as amended (the “Plan”), and the stock option agreement covering the option, which must be executed to effect the grant of any option.  A “Sale Event” shall mean either: (i) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company; or (ii) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Company’s Certificate of Incorporation then in effect.

Transaction Vesting Option.  Subject to approval by the Board, the Company will grant to you a stock option to purchase up to 200,000 shares of the Company’s Common Stock (subject to adjustment for stock splits, combinations, or other recapitalizations).  The option shall be a non-qualified stock option. Subject to your continued employment with the Company through the closing of a Transaction (as defined below) that occurs within four (4) years of your date of hire by the Company, 50% of the shares underlying the option will vest (become exercisable) if the aggregate Consideration (as defined below) received in connection with such Transaction is greater than $200 million but less than $300 million and 100% of the shares underlying the option will vest (become exercisable) if the aggregate Consideration received in connection with such Transaction is greater $300 million. This option will also be subject to the terms of the Plan and the stock option agreement covering the option, which must be executed to effect the grant of any option.  For purposes of this paragraph, “Transaction” shall mean either a Sale Event or the entering into of a strategic partnership with a third party relating to the development, manufacturing, sale and/or distribution of one or more of the Company’s products.  For purposes of this paragraph, “Consideration” shall mean the gross cash proceeds received by the Company (or its stockholders) related to the sale of any Company securities or any milestone cash payments relating to a Transaction (but excluding (i) payments made for the purpose of reimbursing the Company’s cost of development and (ii) any royalties, product sales-related license or sale-related milestone fees or other consideration tied to sale of the Company’s products or the sale of products incorporating the Company’s intellectual property).

3.                                      Benefits; Vacation. During your employment, you will be eligible to participate in all benefit plans and programs made available by Collegium from time to time to employees generally, subject to plan terms and policies.  Such benefits currently include:

•                  Health and Dental Insurance.  Currently BCBS of Massachusetts and Delta Dental.

•                  401k Plan.  You will be eligible to participate after three (3) full calendar months of employment.

•                  Group Life and LTD Insurance.  Per Company plan, currently at no cost to the employee.

•                  Flexible Spending Account.  This benefit allows you to set aside pre-tax dollars from your salary for medical expenses or dependent care.

Collegium periodically reviews its benefits, policies, benefits providers and practices and may terminate, alter or change them at its discretion from time to time.  In addition, you will be eligible for twenty (20)

days of vacation and/or sick time per calendar year, without carryover of any unused vacation and/or sick days from one calendar year to the next.

4.                                      Termination and Termination Benefits:

(a)                                 Termination without Cause Prior to a Sale Event.  If prior to a Sale Event (as defined below) your employment with the Company is terminated without Cause (as defined below) (other than in connection with a winding up of the Company not related to Sale Event), then, provided that you execute, deliver and do not revoke a written release, in a form reasonably acceptable to the Company, of any and all claims against the Company and its directors, officers, affiliates, stockholders, agents, employees, successors and assigns as to all matters arising out of your employment by the Company, or termination thereof within 30 days of termination of your employment, you shall be eligible for the following severance benefits:

(A)                                     Separation Payments.  The Company shall continue to pay you your base salary in effect at the time of termination of your employment with the Company for the Severance Period (as defined below).  Such payments will be subject to applicable state and federal tax withholdings and paid in accordance with the Company’s normal payroll practices; and

(B)                                     Continuation of Health Insurance Benefits.  The Company also will provide you, at the Company’s expense and pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the same medical, dental and vision coverage for the duration of the Severance Period.

The benefits described in Section 5(a) will be paid or provided (or begin to be paid or provided) as soon as administratively practicable after the release described above becomes irrevocable, provided that if the 30 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

(b)                                 Termination without Cause On or After a Sale Event.  If on or after a Sale Event your employment with the Company or the successor of such Sale Event is terminated without Cause (other than in connection with a winding up of the Company not related to a Sale Event) within twelve (12) months following the closing of the Sale Event, then, provided that you execute, deliver and do not revoke a written release, in a form reasonably acceptable to the Company, of any and all claims against the Company, the successor to the Company in a Sale Event and their respective directors, officers, affiliates, stockholders, agents, employees, successors and assigns as to all matters arising out of your employment by the Company, or termination thereof within 30 days of termination of your employment, you shall be eligible for the following severance benefits:

(A)                               Separation Payment.  The Company shall continue to pay you your base salary in effect at the time of termination of your employment with the Company for the Severance Period.  Such Separation Payments will be subject to applicable state and federal tax withholdings and paid in accordance with the Company’s normal payroll practices; and

(B)                               Continuation of Health Insurance Benefits.  The Company also will provide you, at the Company’s expense and pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the same medical, dental and vision coverage for the duration of the Severance Period.

The benefits described in Section 5(b) will be paid or provided (or begin to be paid or provided) as soon as administratively practicable after the release described above becomes irrevocable, provided that if the 30 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

(d)                                 Termination for Cause.  The Company or its successor may immediately terminate your employment for Cause, whether prior to, on or after a Sale Event, without further liability on the part of the Company or its successor.  Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to you under this Agreement shall terminate on the date of termination of your employment under this Agreement.

(e)                                  Definitions.  The following capitalized terms as used in this Agreement shall have the meaning set forth below:

“Cause” for termination shall be deemed to exist upon your: (a) commission or conviction of any felony or any crime involving dishonesty; (b) commission of any fraud against the Company; (c) intentional and material damage to any material property of the Company; or (d) your knowing breach of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company.  Before “Cause” under clause (c) or (d) has been deemed to have occurred, the Board must give you written notice detailing why the Board has determined that Cause has occurred.  You shall then, where the grounds for Cause are reasonably subject to cure within such time, have 30 days after your receipt of written notice to cure the item cited in the written notice so that “Cause” will have not formally occurred with respect to the event in question until such period, where applicable, shall have expired.

“Sale Event” shall mean either: (i) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company; or (ii) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Company’s Certificate of Incorporation then in effect.

“Severance Period” shall mean either (i) three (3) months if your employment is terminated by the Company without Cause within twelve (12) months of your date of hire by the Company or (ii) six (6) months your employment is terminated by the Company without Cause more than twelve (12) months from your date of hire by the Company.

5.                                      Full Time and Effort.  You shall devote your full business time, best efforts and business judgment, skill and knowledge to the advancement of Collegium’s interests and the discharge of your duties under this Agreement.  While you render services to Collegium, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of Collegium after the approval of the Board.  You also agree to abide by all of Collegium’s written policies and procedures in effect from time to time that have been provided to you.

6.                                      Required Agreement. You will be required to execute a Non-Competition, Confidentiality and Inventions Agreement in the form enclosed herewith as a condition of your employment with the Company.

7.                                      Section 409A.  Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 4(a) hereof will be payable until you have a “separation from service” from the Company within the meaning of Section 409A of the Code.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to you upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following your “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to you in a lump sum immediately following that six month period.  This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder.  For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.  Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to you does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

8.                                      Miscellaneous.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to principles of choice or conflicts of law.  The parties consent to the jurisdiction of the state courts of the Commonwealth of Massachusetts and the United States Court for the Commonwealth of Massachusetts.  No waiver under this Agreement shall be effective unless made in writing signed by the waiving party.  The foregoing terms supersede any prior discussions, oral or written, which we have had relating to your employment and the other matters discussed in this letter, including without limitation the Confidential Offer Letter dated March 11, 2013.  By signing below you agree that in accepting these employment terms you have not relied on any other representations or agreements, express or implied, with respect to the terms of your employment that are not specified in this Agreement.

Sincerely,

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Michael Heffernan
Name:	Michael T. Heffernan
Title:	President and CEO

I accept the foregoing term of employment with Collegium Pharmaceutical:

/s/ Doug R. Carlson
Doug R. Carlson

Date:	March 13, 2013